UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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TBS INTERNATIONAL PLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TBS INTERNATIONAL PLC
Block A1 Eastpoint Business Park
Fairview, Dublin 3, Ireland

Dear Shareholder:

     You are cordially invited to attend the 2011 Annual General Meeting (the “Meeting”) of Shareholders of TBS International plc (“TBS”) to be held at 11:00 a.m., Eastern Time, on Thursday, June 9, 2011, at the law offices of Bleakley Platt & Schmidt, LLP, One North Lexington Avenue, White Plains, New York 10601.

     At this year’s Meeting, shareholders will be asked to: (i) reappoint the six director nominees named in the proxy statement to serve on TBS’s Board of Directors until the end of the next Annual General Meeting of Shareholders or, if sooner, until their successors are elected or appointed or their offices are otherwise vacated; (ii) approve an advisory resolution on executive compensation; (iii) conduct an advisory vote on the frequency of future advisory votes on executive compensation; (iv) ratify the reappointment of PricewaterhouseCoopers LLP as TBS’s independent registered public accounting firm to serve until the next Annual General Meeting of Shareholders and to authorize the Board of Directors, acting through the Audit Committee, to determine the independent registered public accounting firm’s remuneration; (v) authorize holding TBS’s 2012 Annual General Meeting of Shareholders at a location outside of Ireland; (vi) authorize TBS and any of its subsidiaries to make open-market purchases of TBS Class A ordinary shares; (vii) determine the price range at which TBS can re-issue shares that it acquires as treasury shares; and (viii) act upon such other business that may properly come before the Meeting. There also will be time for questions.

     In addition, the directors will present, during the Meeting, the Company’s financial statements for the period ended December 31, 2010 prepared in accordance with Irish law (“Irish Statutory Accounts”) and the reports of the directors and auditors thereon. Shareholders present at the Meeting will have an opportunity to ask any relevant and appropriate questions regarding the Irish Statutory Accounts and related reports to the representatives of our independent auditors in attendance at the meeting.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of TBS. We hope you will be able to attend the Meeting. Whether or not you expect to attend the Meeting, and regardless of the number of shares you own, it is important to us and to our business that your shares are represented and voted at the Meeting. Therefore, we encourage you to cast your vote promptly using one of the methods described in the proxy statement so that your shares will be represented and voted at the Meeting.

Sincerely,

/s/ Joseph E. Royce

JOSEPH E. ROYCE
Chairman of the Board of Directors

NOTICE: If your shares are held through a broker, bank or other nominee, they will not be voted on the appointment of directors, the advisory resolution on executive compensation or the advisory vote on the frequency of future advisory votes on executive compensation unless you affirmatively vote your shares in one of the ways indicated by your broker, bank or other nominee. Brokers are no longer permitted to vote on these matters without instructions from the beneficial owner.

TBS INTERNATIONAL PLC
Registered in Ireland No. 476578

Block A1 Eastpoint Business Park
Fairview, Dublin 3, Ireland
____________________

NOTICE OF 2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held on June 9, 2011
____________________

     The 2011 Annual General Meeting of Shareholders (the “Meeting”) of TBS International plc, an Irish public limited company, will be held at the law offices of Bleakley Platt & Schmidt, LLP, One North Lexington Avenue, White Plains, New York 10601, on Thursday, June 9, 2011, at 11:00 a.m., Eastern Time. The Meeting will be held to consider and act upon the following matters:

1.	By separate resolutions, to reappoint the following individuals, who retire and being eligible offer themselves to serve on our Board of Directors until the end of the next Annual General Meeting of Shareholders or, if sooner, until their successors are elected or appointed or their offices are otherwise vacated:

	a.	Joseph E. Royce;

	b.	Gregg L. McNelis;

	c.	John P. Cahill;

	d.	Randee E. Day;

	e.	William P. Harrington; and

	f.	Alexander Smigelski;

2.	To approve an advisory resolution on executive compensation;

3.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation;

4.	To ratify the reappointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm to serve until the next Annual General Meeting of Shareholders and to authorize the Board of Directors, acting through the Audit Committee, to determine the independent registered public accounting firm’s remuneration;

5.	To authorize holding TBS’s 2012 Annual General Meeting of Shareholders at a location outside of Ireland;

6.	To authorize TBS and any of its subsidiaries to make open-market purchases of TBS Class A ordinary shares;

7.	To determine the price range at which TBS can re-issue shares that it acquires as treasury shares; and

8.	To act upon such other business that may properly come before the Meeting.

     James W. Bayley and Peter S. Shaerf, who currently are directors, will not be standing for reappointment to our Board of Directors at the Meeting. Accordingly, each will retire as a director upon the expiration of his current term at the end of the Meeting.

     Approval of each proposal to be considered at the Meeting requires the affirmative vote of a simple majority of the votes cast, except for Proposal 3, which requires a plurality of the votes cast, and Proposal 7, which is a special resolution and requires the affirmative vote of not less than 75% of the votes cast.

     In addition, the directors will present, during the Meeting, the Company’s financial statements for the period ended December 31, 2010 prepared in accordance with Irish law (“Irish Statutory Accounts”) and the reports of the directors and auditors thereon. Shareholders present at the Meeting will have an opportunity to ask any relevant and appropriate questions regarding the Irish Statutory Accounts and related reports to the representatives of our independent auditors in attendance at the Meeting.

     The shareholders of record at the close of business on April 18, 2011 will be entitled to vote at the Meeting and at any adjournment or postponement thereof. Whether or not you expect to attend the Meeting in person, we encourage you to cast your vote promptly so that your shares will be represented and voted at the Meeting. Any shareholder entitled to attend and vote at the Meeting may appoint one or more proxies, who need not be a shareholder(s) of TBS International plc. If you wish to appoint as proxy any person other than the individuals specified on the proxy card, you must follow the instructions on the proxy card. Please note that if you appoint as proxy any person other than those specified on your proxy card and neither you nor your proxy attends the Meeting in person, then your shares will not be voted.

/s/ J. E. Faries
J. E. FARIES, on behalf of Windcrest Management Limited
CORPORATE SECRETARY
APRIL [XX], 2011

TBS INTERNATIONAL PLC
Block A1 Eastpoint Business Park
Fairview, Dublin 3, Ireland

TBS INTERNATIONAL PLC
Block A1 Eastpoint Business Park
Fairview, Dublin 3, Ireland

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, JUNE 9, 2011 TBS International plc’s Notice of Annual General Meeting, Proxy Statement, Annual Report and Irish Statutory Accounts are available at www.proxyvote.com.

PROXY STATEMENT
FOR 2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS

     This Proxy Statement summarizes the information you need to know to vote at the 2011 Annual General Meeting of Shareholders of TBS International plc (the “Meeting”) to be held at 11:00 a.m., Eastern Time, on Thursday, June 9, 2011, at the law offices of Bleakley Platt & Schmidt, LLP, One North Lexington Avenue, White Plains, New York 10601. This Proxy Statement and form of proxy are first being mailed to shareholders on or about May 5, 2011.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Q:		Why did I receive these materials?

A:		Because you are a shareholder of TBS International plc (“TBS,” “Company,” “we,” “us” or “our”) as of the record date and are entitled to vote at the Meeting, the Board of Directors of TBS is soliciting your proxy to vote at the Meeting.

Q:		Why are there two sets of financial statements covering the same fiscal period?

A:		As required by applicable U.S. securities laws, we have included in the mailing of this Proxy Statement our annual report for our fiscal year ended December 31, 2010, which includes our financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles (the “Annual Report”). As required by Irish company law, we also are making available to shareholders our Irish Statutory Accounts for our 2010 fiscal year, including the reports of our directors and auditors thereon, which accounts have been prepared in accordance with Irish law (the “Irish Statutory Accounts”). In accordance with Irish company law, the Irish Statutory Accounts will be available at [XXXXX] beginning no later than May 17, 2011, and will be presented at the Meeting. A copy also may be obtained upon request to the Corporate Secretary at TBS International plc, c/o TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, NY 10710.

Q:		What am I voting on?

A:		You are voting on seven items:

	1.	The reappointment of the six director nominees named in this Proxy Statement to serve until the end of the next Annual General Meeting of Shareholders or, if sooner, until their successors are elected or appointed or their offices are otherwise vacated. The nominees for reappointment are:

Joseph E. Royce Gregg L. McNelis John P. Cahill Randee E. Day William P. Harrington Alexander Smigelski

	2.	The approval of an advisory resolution on executive compensation.

	3.	The approval of an advisory vote on the frequency of future advisory votes on executive compensation.

	4.	The ratification of the reappointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm to serve until the next Annual General Meeting of Shareholders and authorization of the Board of Directors, acting through the Audit Committee, to determine the independent registered public accounting firm’s remuneration.

	5.	The authorization of holding TBS’s 2012 Annual General Meeting of Shareholders at a location outside of Ireland.

	6.	The authorization of TBS and any of its subsidiaries to make open-market purchases of TBS Class A ordinary shares.

	7.	The determination of the price range at which TBS can re-issue shares that it acquires as treasury shares.

Q:	What are the voting recommendations of the Board of Directors?

A:	The Board recommends the following votes:

	1.	FOR reappointing each of the director nominees to serve on the Company’s Board of Directors until the end of the next Annual General Meeting of Shareholders or, if sooner, until their successors are elected or appointed or their offices are otherwise vacated.

	2.	ONE YEAR with respect to the advisory vote on the frequency of future advisory votes on executive compensation.

	3.	FOR approval of each of the other proposals to be put forth at the Meeting.

Q:	Why am I being asked to vote on so many new proposals?

A:	Effective January 7, 2010, we changed our place of incorporation from Bermuda to Ireland and became an Irish public limited company. Under Irish law, shareholder approval is required to hold TBS’s 2012 Annual General Meeting of Shareholders outside of Ireland, authorize TBS and any of its subsidiaries to make open-market purchases of TBS Class A ordinary shares, and for TBS to be able to determine the price range at which it can re-issue shares it acquires as treasury shares. TBS shareholders are being asked to vote on Proposals 5, 6 and 7 to provide TBS with flexibility to take these actions. In addition, under recently enacted Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are required to provide shareholders with an advisory resolution on executive compensation and an advisory vote on the frequency of future advisory votes on executive compensation. TBS shareholders are being asked to vote on Proposals 2 and 3 in accordance with Section 14A of the Exchange Act.

Q:	What does it mean to submit your proxy?

A:	By submitting your proxy, you are legally authorizing another person to vote your shares. The enclosed proxy designates Joseph E. Royce and Gregg L. McNelis to vote your shares in accordance with the voting instructions you indicate in your proxy. You may instead appoint one or more different proxies (who need not be registered shareholders of TBS). If you wish to appoint as a proxy any person other than those specified on your proxy card, you must follow the instructions on the proxy card. Please note that if you appoint as proxy any person other than those specified on your proxy card and neither you nor your proxy attends the Meeting in person, then your shares will not be voted.

Q:	Will any other matters be voted on?

A:	We do not know of any other matters that will be brought before the shareholders for a vote at the Meeting. If any other matter is properly brought before the Meeting, the enclosed proxy gives authority to Joseph E. Royce and Gregg L. McNelis, or any other individuals you appoint as your proxy, to vote on such matters in their discretion.

Q:	Who is entitled to vote?

A:	Shareholders of record as of the close of business on the record date, April 18, 2011 (the “Record Date”), are entitled to vote at the Meeting. The holders of Class A ordinary shares are entitled to one vote for each Class A ordinary share while holders of Class B ordinary shares are entitled to one-half of a vote for each Class B ordinary share. The holders of Series A and Series B preference shares are not entitled to vote at the Meeting.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Many shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares registered directly in your name with TBS’s transfer agent, American Stock Transfer and Trust Company, and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with TBS’s transfer agent, you are considered with respect to those shares the shareholder of record, and these proxy materials are being sent directly to you by TBS.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker how to vote. Your broker or nominee has enclosed a voting instruction form for you to use in this regard.

Q:	How do I vote?

A:	If you are a shareholder of record, there are two ways to vote:

by signing, dating and returning your proxy card in the return envelope provided, which requires no additional postage if mailed in the United States; or by written ballot at the Meeting.

If the enclosed proxy is properly executed and returned in time for the Meeting, the shares represented thereby will be voted in accordance with the instructions given on each matter introduced for a vote at the Meeting. If you return your signed proxy card, designating Joseph E. Royce and Gregg L. McNelis as the individuals authorized to vote your shares, in time for the Meeting but do not mark the boxes indicating how you wish to vote, your shares will be voted in accordance with the Board’s recommendations with respect to each of the proposals to be put forth at the Meeting. If you appoint as a proxy any person other than those specified on your proxy card, your proxy must vote or abstain from voting in accordance with your instructions but, if you did not provide instructions, your shares will be voted in the proxy’s discretion. Proxies will extend to and be voted at any adjournment or postponement of the Meeting.

If you beneficially own your shares, you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction form to your broker or nominee or, in most cases, submit voting instructions by telephone or the Internet to your broker or nominee. If you provide specific voting instructions by mail, telephone or the Internet, your shares should be voted by your broker or nominee as you have directed.

Q:	Who will count the vote?

A:	Representatives of American Stock Transfer and Trust Company will count the vote and serve as the inspector of election.

Q:	What is the quorum requirement of the Meeting?

A:	Two or more persons, present in person or represented by proxy, holding shares entitling them to exercise in excess of 50% of the total issued voting shares determined on the Record Date, constitute a quorum for voting on items at the Meeting. Abstentions and broker non-votes (as defined below) will be counted in determining the presence of a quorum. On the Record Date, there were outstanding and entitled to vote [XX] Class A ordinary shares and [XX] Class B ordinary shares.

Q:	What vote is required to approve each proposal?

A:	Each of Proposals 1, 2, 4, 5 and 6 requires the affirmative vote of a majority of the votes cast by holders of Class A and Class B ordinary shares, present in person or represented by proxy. Proposal 3 requires the approval of a plurality of the votes cast by holders of Class A and Class B ordinary shares, present in person or represented by proxy. Proposal 7 requires the affirmative vote of 75% of the votes cast by holders of Class A and Class B ordinary shares, present in person or represented by proxy. Abstentions and broker non-votes (as defined below) will not be counted as voting on any of these proposals and therefore will not affect the outcome of these proposals.

Q:	What are broker non-votes?

A:	Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from beneficial owners at least ten days before the Meeting. If that happens, the nominees may vote those shares only on matters deemed “routine.” On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in so-called “broker non-votes.” Under recent amendments to the rules of the New York Stock Exchange, nominees may not vote shares held in street name without instruction from you on the appointment of directors, the advisory resolution on executive compensation or the advisory vote on the frequency of future advisory votes on executive compensation.

Q:	What does it mean if I get more than one proxy card?

A:	It means your shares are held in more than one account. You should vote the shares on all of your proxy cards.

Q:	What is “householding” of proxy materials?

A:	The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single annual report and proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Although we do not household for shareholders of record, a number of brokerage firms have instituted householding for shares held in street name, delivering a single set of proxy materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or nominee that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate Annual Report and Proxy Statement, or if you are receiving multiple copies of the Annual Report and Proxy Statement and wish to receive only one, please notify your broker, bank or other nominee.

Q:	Multiple shareholders live in my household, and together we received only one copy of this year’s proxy materials (including the Annual Report and the Proxy Statement). How can I obtain my own separate copy of those documents for the Meeting?

A:	You may pick up copies in person at the Meeting or download them free of charge from www.proxyvote.com or our website, www.tbsship.com (click on “Investor Relations”). If you want copies mailed to you, we will mail them promptly and free of charge if you request them from our transfer agent, American Stock Transfer and Trust Company, by phone (toll-free) at 1-866-668-6550 or by mail to American Stock Transfer and Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038, attention: Shareholder Correspondence. Copies will be mailed promptly, but we cannot guarantee that you will receive mailed copies before the Meeting.

Q:	Can I change my vote?

A:	Yes. If you are a shareholder of record, you can change your vote or revoke your proxy any time before the Meeting by:

returning a later-dated proxy card; sending written notice of revocation to the Corporate Secretary; or completing a written ballot at the Meeting.

If you are a beneficial owner, you may submit new voting instructions by contacting your broker, bank or nominee who holds your shares and following such nominee’s instructions.

Q:	Who may attend the Meeting?

A:	All TBS shareholders as of the close of business on the Record Date may attend the Meeting.

Q:	What do I need to do to attend the Meeting?

A:	All shareholders will need to show picture identification to be admitted to the Meeting. If you beneficially own shares, you also will be asked to show some evidence of your ownership (for example, a brokerage statement) to be admitted to the Meeting. In addition, if you beneficially own shares, you may not vote your shares in person at the Meeting unless you bring with you a legal proxy from your broker since you are not the shareholder of record.

Q:	Where can I find the voting results of the Meeting?

A:	We plan to announce preliminary voting results at the Meeting and publish final results in a current report on Securities and Exchange Commission (“SEC”) Form 8-K.

Q:	Who pays for this proxy solicitation?

A:	We will pay the cost of solicitation of proxies. The Board of Directors may use the services of TBS’s directors, officers and other regular employees, acting without special compensation, to solicit proxies personally or by telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such fiduciaries, and we will reimburse them for the reasonable expenses incurred by them in so doing.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

     The Board of Directors has adopted Corporate Governance Guidelines, which serve as a framework for the governance of the Company and provide that the Board oversees the management of the Company and its business. The full text of the Corporate Governance Guidelines can be found on the Company’s website at www.tbsship.com (click on “Investor Relations” then “Governance”). A copy also may be obtained upon request to the Corporate Secretary at TBS International plc, c/o TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, NY 10710.

     In addition, corporate governance matters relating to the Company, as outlined in the charters of our Audit, Compensation, and Nominating and Corporate Governance Committees, our Articles of Association and our Code of Business Conduct and Ethics, are available on our website at www.tbsship.com (click on “Investor Relations” then “Governance”). These documents also are available in print free of charge to any shareholder who requests them by contacting our Corporate Secretary at TBS International plc, c/o TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, NY 10710.

Director Independence

     The NASDAQ listing standards require that a majority of the members of our Board qualify as “independent,” as determined by the Board of Directors. As described in the Corporate Governance Guidelines, the Board of Directors makes an affirmative determination regarding the independence of each director annually. On an annual basis, each director and executive officer is obligated to complete a questionnaire that requires disclosure of any transactions with any company in which the director or executive officer, or any members of his or her immediate family, have a direct or indirect material interest. The Board (upon the recommendation of the Nominating and Corporate Governance Committee) determined that Peter S. Shaerf and each of the following nominees for director are independent directors within the meaning of the applicable NASDAQ listing standards: John P. Cahill, Randee E. Day, William P. Harrington and Alexander Smigelski. Joseph E. Royce, Chairman of the Board of Directors, Chief Executive Officer and President, Gregg L. McNelis, Senior Executive Vice President and Chief Operating Officer, and James W. Bayley, Vice President, are not “independent” within the meaning of the applicable NASDAQ listing standards because they are TBS employees.

Board Leadership

     Currently, Mr. Royce serves as Chairman of the Board, President and Chief Executive Officer and Mr. Harrington, an independent director, serves as Lead Independent Director. The Board believes that the Company and its shareholders are best served at this time by this leadership structure, in which a single leader serves as Chairman and Chief Executive Officer and the Board has a Lead Independent Director. However, the Company’s Articles of Association permit the roles of Chairman and Chief Executive Officer to be filled by the same or different individuals. This allows the Board flexibility to determine from time to time whether the two roles should be separated based upon the Company’s and Board’s circumstances.

     A leadership structure that combines the roles of Chairman and Chief Executive Officer is commonly used by companies in our industry and makes clear that the person serving in these roles has primary responsibility for managing the Company’s business, under the oversight and review of the Board. Under this structure, the Chairman and Chief Executive Officer chairs Board meetings, where the Board discusses strategic and business issues. The Board believes that this approach is appropriate because the Chief Executive Officer is the individual with primary responsibility for implementing the Company’s strategy, directing the work of other officers and leading implementation of the Company’s strategic plans as approved by the Board. This structure results in a single leader being directly accountable to the Board and, through the Board, to shareholders.

     Nevertheless, the Board also believes that strong, independent Board leadership is an important aspect of effective corporate governance. Therefore the Board has established the position of Lead Director. The Lead Director is an independent director appointed by the independent directors. The Lead Director’s responsibilities and authority, as set forth in our Corporate Governance Guidelines, include presiding over meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors, and having the authority to call executive sessions of the independent directors. The independent directors are scheduled to meet in executive session at every regularly scheduled Board meeting.

Board Meetings and Attendance

     During 2010, the Board of Directors held four meetings, and each director attended at least 75% of the aggregate of the total meetings of the Board and the committees of the Board on which the director served that were held during his or her term of office. The Board has a policy of encouraging, but not requiring, directors to attend Annual General Meetings of Shareholders. Four members of the Board attended the 2010 Annual General Meeting of Shareholders.

Board Structure and Membership of Committees

     Our Articles of Association generally provide that our Board shall consist of no fewer than five nor more than 11 directors. Our Board currently consists of eight directors, including Joseph E. Royce, Chairman, Gregg L. McNelis, James W. Bayley, John P. Cahill, Randee E. Day, William P. Harrington, Peter S. Shaerf and Alexander Smigelski. The following table outlines the committees of the Board of Directors and their membership as of the date of this Proxy Statement and the number of meetings held by each committee in 2010:

Nominating
and Corporate
	Audit	Compensation	Governance
Director Name	Committee	Committee	Committee
Joseph E. Royce
James W. Bayley (1)
John P. Cahill	X	X	X
Randee E. Day	Chairperson		X
William P. Harrington	X	X	Chairperson
Gregg L. McNelis
Peter S. Shaerf (1)		Chairperson	X
Alexander Smigelski	X	X	X
Number of Committee Meetings Held in 2010	4	3	1
____________________

(1)	Messrs. Bayley and Shaerf will not be standing for reappointment to the Board of Directors at the Meeting.

Audit Committee

     The Audit Committee consists of Ms. Randee E. Day (Chairperson), Mr. John P. Cahill, Mr. William P. Harrington and Mr. Alexander Smigelski. Ms. Day was appointed as the Audit Committee Chairperson in March 2001, Mr. Harrington became a member of the Committee in April 2006, and Messrs. Cahill and Smigelski joined the Audit Committee in January 2008. Ms. Day and Messrs. Harrington, Cahill and Smigelski are each “independent” as independence for audit committee members is defined under applicable NASDAQ listing standards and SEC rules. The Board has determined that Ms. Day is an “audit committee financial expert” as defined in applicable SEC rules. Ms. Day has over 30 years of banking experience as a loan officer who reviewed or supervised the review of borrowers’ financial statements and has a thorough understanding of U.S. generally accepted accounting principles.

     The Audit Committee oversees, on behalf of the Board, TBS’s corporate accounting, financial reporting process and systems of internal accounting and financial controls. Among other things, the Audit Committee is responsible for:
  appointing, retaining and compensating, evaluating, overseeing, and terminating (when appropriate) the Company’s independent registered public accounting firm (subject to shareholder approval), which reports directly to the Committee;

  reviewing and pre-approving all audit and permissible non-audit services to be provided by the independent registered public accounting firm, and establishing policies and procedures for the pre-approval of audit and permissible non-audit services to be provided by the independent registered public accounting firm;

  at least annually, reviewing the qualifications, independence and performance of the independent registered public accounting firm, and discussing with the independent registered public accounting firm its independence;

  upon completion of the annual audit, reviewing with the independent registered public accounting firm the scope of the audit, any audit problems or difficulties encountered and management’s response;

  meeting to review and discuss with management and the independent registered public accounting firm the annual audited financial statements and the unaudited quarterly financial statements;

  reviewing the adequacy and effectiveness of the Company’s internal auditing procedures, internal control over financial reporting and any programs instituted to correct deficiencies, as well as the Company’s disclosure controls and procedures;

  overseeing the Company’s compliance systems with respect to legal and regulatory requirements and reviewing the Company’s codes of conduct and programs to monitor compliance with such codes; and

  establishing procedures for handling complaints regarding accounting, internal accounting controls and auditing matters.
     Additional information on the Audit Committee’s functions is included in the Audit Committee Report below.

Compensation Committee

     The Compensation Committee consists of Mr. Peter S. Shaerf (Chairperson), Mr. John P. Cahill, Mr. William P. Harrington and Mr. Alexander Smigelski. Mr. Shaerf was appointed as the Compensation Committee Chairperson in April 2005, Mr. Harrington became a member of the Compensation Committee in June 2005, and Messrs. Cahill and Smigelski joined the Compensation Committee in January 2008. Messrs. Shaerf, Harrington, Cahill and Smigelski are each “independent” under applicable NASDAQ listing standards and SEC rules. Among other things, the Compensation Committee is responsible for:
  overseeing the Company’s overall compensation structure, policies and programs;

  reviewing and approving the compensation of our executive officers;

  reviewing and approving employment contracts and other similar arrangements between us and our executive officers;

  reviewing and approving, at inception, upon any amendment and on no less than an annual basis, any transaction with an affiliated service company, officer or director;

  reviewing and consulting with the Chief Executive Officer on the selection of officers and evaluation of executive performance and other related matters; and

  such other matters that are specifically delegated to the Compensation Committee by our Board of Directors from time to time.
     The Compensation Committee may delegate any of its duties and responsibilities to a subcommittee consisting of not less than two members of the Committee. Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation is included in the “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee

     The Nominating and Corporate Governance Committee consists of Mr. William P. Harrington (Chairperson), Mr. John P. Cahill, Ms. Randee E. Day, Mr. Peter S. Shaerf and Mr. Alexander Smigelski. Mr. Harrington became a member of the Nominating and Corporate Governance Committee in December 2005 and was appointed Chairperson of the Committee in April 2006. Ms. Day and Mr. Shaerf became members of the Committee in April 2006, and Messrs. Cahill and Smigelski joined the Committee in January 2008. Messrs. Harrington, Shaerf, Cahill and Smigelski and Ms. Day are each “independent” under the applicable NASDAQ listing standards. Among other things, the Nominating and Corporate Governance Committee is responsible for:
  identifying, recruiting, evaluating and recommending candidates to the Board, including candidates recommended by shareholders and candidates for reappointment;

  assessing the contribution and independence of incumbent directors and reviewing directorships in other public companies held by or offered to our directors and executive officers;

  overseeing the evaluation of the Board and management;

  making recommendations regarding the structure, composition and functioning of the Board and its committees; and

  making recommendations regarding corporate governance matters and practices.
     The Nominating and Corporate Governance Committee identifies potential director candidates and compares the skill sets of potential directors with the needs of TBS. The goal of the process is to identify potential director candidates who are qualified and distinguished individuals whose particular skills would benefit TBS. The Nominating and Corporate Governance Committee identifies prospective director candidates in various ways, including through current directors, management, and shareholders as well as any third-party search firms retained by the Company to assist in identifying and evaluating possible candidates. The Committee evaluates director candidates recommended by shareholders in the same way that it evaluates candidates from other sources. The Board’s membership criteria are discussed below under “Proposal One – Reappointment of Directors.”

     Shareholders wishing to submit recommendations for director candidates to the Nominating and Corporate Governance Committee must provide the following information in writing to the attention of the Company’s Corporate Secretary:
  the name, address, and biography of the candidate, and the consent of the candidate to serve if nominated and elected;

  the name, address, and phone number of the shareholder or group of shareholders making the recommendation; and

  the number of shares beneficially owned by the shareholder or group of shareholders making the recommendation, the length of time held, and to the extent any shareholder is not a registered holder of such securities, proof of such ownership.

Board Oversight of Risk

     The Board of Directors is responsible for oversight of the various risks facing us. In this regard, the Board seeks to understand and oversee the most critical risks relating to our business and operations, allocate responsibilities for the oversight of risks among the full Board and its committees, and see that management has in place effective systems and processes for managing risks facing us. Overseeing risk is an ongoing process, and risk is inherently tied to our strategy and to strategic decisions. Accordingly, the Board considers risk throughout the year and with respect to specific proposed actions. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive and to achieve its business objectives.

     While the Board oversees risk, our management is charged with identifying and managing risk. We have robust internal processes and a strong internal control environment to identify and manage risks and to communicate information about risk to the Board. Management communicates routinely with the Board, Board committees and individual directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

     The Board implements its risk oversight function both as a whole and through delegation to various committees. These committees meet regularly and report back to the full Board. The following two committees play significant roles in carrying out the risk oversight function:
  The Audit Committee: The Audit Committee oversees the Company’s practices with respect to assessing and managing risk and assessing the effectiveness of our system of internal controls. In performing this function, the Audit Committee considers information from our independent registered public accounting firm and internal auditors and discusses relevant issues with management, the internal auditors, and the independent registered public accounting firm. The Audit Committee also oversees the Company’s compliance with respect to legal and regulatory requirements and monitors compliance with the Company’s Code of Business Conduct and Ethics. In addition, at least quarterly, the Audit Committee reviews with the Company’s senior management any risks or exposures relating to litigation, other legal matters and other proceedings and regulatory matters that may have a significant impact on the Company’s financial statements.

  The Compensation Committee: The Compensation Committee oversees the Company’s overall compensation structure, policies and programs, and assesses whether the Company’s compensation structure establishes appropriate incentives for management and employees.
     We believe that our leadership structure, discussed in “Board Leadership” above, supports the risk oversight function of the Board. We have a combined Chairman of the Board and Chief Executive Officer who keeps the Board informed about the risks facing us. In addition, independent directors chair the various committees involved with risk oversight, there is open communication between senior management and directors, and all directors are actively involved in the risk oversight function.

Shareholder Communications With the Board

     TBS shareholders may communicate with the Board of Directors, any committee of the Board or any individual director by delivering such communications either in writing addressed to c/o Corporate Secretary at TBS International plc, c/o TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, NY 10710 or by e-mail to ContactTheBoard@tbsship.com. Communications should not exceed 1,000 words in length.

     All communications must be accompanied by the following information:
  if the person submitting the communication is a shareholder, a statement of the type and amount of Company securities that the person holds;

  any special interest, meaning an interest not in the capacity as a shareholder of TBS, of the person in the subject matter of the communication; and

  the address, telephone number and e-mail address, if any, of the person submitting the communication.
     Communications addressed to directors may, in the discretion of the directors, be shared with Company management.

Compensation Committee Interlocks and Insider Participation

     None of our executive officers serves as a member of the board of directors or on a compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.

FISCAL YEAR 2010 DIRECTOR COMPENSATION

     In 2010, each non-employee member of our Board received an annual retainer of $40,000, plus annual fees of $10,000 for each director who served on the Audit Committee, $10,000 for each director who served on the Compensation Committee and $10,000 for each director who served on the Nominating and Corporate Governance Committee. The Chairpersons of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee received an additional $15,000, $10,000 and $2,500, respectively. We also issued 2,500 restricted Class A ordinary shares to each non-employee director in April 2010, which vested on the date of the 2010 Annual General Meeting. We reimburse non-employee directors for travel, hotel and all other reasonable expenses incurred in connection with our business or their duties as directors.

     Compensation paid in 2010 to directors who are not Company employees was as follows:

	Fees Earned	Stock
	or Paid in	Awards ($)
Director Name	Cash ($)	(1)	Total ($)
John P. Cahill	70,000	21,850	91,850
Randee E. Day	75,000	21,850	96,850
William P. Harrington	72,500	21,850	94,350
Peter S. Shaerf (2)	70,000	21,850	91,850
Alexander Smigelski	70,000	21,850	91,850
____________________

(1)	On April 15, 2010, we granted 2,500 restricted Class A ordinary shares to each non-employee director, which vested on the date of the 2010 Annual General Meeting. The value reported for Stock Awards is the aggregate grant date fair value of stock awards granted to non-employee directors in 2010, determined in accordance with FASB Accounting Standards Codification Topic 718 (“ASC Topic 718”), disregarding adjustments for forfeiture assumptions. The grant date fair value for restricted share awards granted to each non-employee director in 2010 was $21,850. The assumptions for making the valuation determinations are set forth in the footnote titled “Summary of Significant Accounting Policies and Basis of Presentation” under the caption “Stock Based Compensation” to our financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. None of the non-employee directors had outstanding stock options or unvested stock awards at 2010 fiscal year end.

(2)	Mr. Shaerf will not be standing for reappointment to the Board of Directors at the Meeting.

     In addition, consistent with our director compensation program for 2010, we issued 2,500 restricted Class A ordinary shares to each non-employee director in April 2011, which will vest on the date of the Meeting.

     Directors who also are employees do not receive any additional compensation for their service as directors. See “Executive Compensation” for 2010 annual compensation paid to Messrs. Royce and McNelis, who serve as directors and also are executive officers. Mr. Bayley is an employee but not an executive officer. Mr. Bayley did not receive any compensation in 2010 for his service as an employee. As described in “Certain Relationships and Related Transactions – Related Person Transactions” below, Mr. Bayley receives compensation as the owner of Globe Maritime Limited, for which he also serves as Managing Director, which occasionally acts as a broker for chartering and vessel sales and purchases. For the year ended December 31, 2010, we paid Globe Maritime Limited approximately $473,000 including approximately $143,000 in commission payments, $278,000 in management fees and $52,000 in other expenses. In addition, Messrs. Royce, McNelis and Bayley partially own TBS Commercial Group Ltd. (“TBS Commercial Group”) and Beacon Holding Ltd. (“Beacon”), to which in 2010 the Company paid approximately $7.3 million for commercial agency services and approximately $2.1 million in port agency fees. Mr. Bayley will not be standing for reappointment to the Board of Directors at the Meeting.

PROPOSALS TO BE VOTED ON

PROPOSAL 1 – REAPPOINTMENT OF DIRECTORS

     The Nominating and Corporate Governance Committee of the Board has recommended, and the Board has nominated, six individuals for reappointment to the Board of Directors at the Meeting, who retire and being eligible offer themselves to serve on the Company’s Board of Directors until the end of the next Annual General Meeting of Shareholders or, if sooner, until their successors are elected or appointed or their offices are otherwise vacated. All of the director nominees were elected at the 2010 Annual General Meeting of Shareholders, are currently directors of TBS and have consented to serve if appointed. If any nominee for director becomes unavailable for appointment, the proxies will be voted for such substitute nominee(s) as the Board of Directors may propose or, if you designated as your proxy individuals other than Joseph E. Royce and Gregg L. McNelis, the proxies will vote in accordance with your instructions and in the absence of your instructions, in their discretion. We have no reason to believe that any of the nominees will be unable or unwilling to serve if appointed.

     James W. Bayley and Peter S. Shaerf, each of whom currently is a director, will not be standing for reappointment to our Board of Directors at the Meeting. Accordingly, each will retire as a director upon the expiration of his current term immediately following the conclusion of the Meeting. At that time, the size of the Board of Directors will be reduced to six.

     The Board believes that the Board, as a whole, should possess a combination of skills, professional experience, and variety of backgrounds, experiences and perspectives necessary to oversee the Company’s business. In addition, the Board believes that there are certain attributes that every director should possess, which are described below. Accordingly, the Board and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

     The Nominating and Corporate Governance Committee is responsible for developing and recommending Board membership criteria to the Board for approval. The criteria, which are set forth in the Company’s Corporate Governance Guidelines, include the ability to represent the interests of a broad range of shareholders; leadership ability; experience that suggests the highest ethical standards and integrity; familiarity with the ocean transport services industry; knowledge of and experience with the markets served by the Company; and experience with public company management, accounting rules and practices and corporate governance best practices. In addition, the Nominating and Corporate Governance Committee evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given the Company’s current situation and strategic plans. The Nominating and Corporate Governance Committee seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives. The Nominating and Corporate Governance Committee assesses the appropriateness and effectiveness of these criteria when evaluating new director candidates and when recommending director nominees to the Board.

     In evaluating director candidates, and considering incumbent directors for renomination to the Board, the Nominating and Corporate Governance Committee considers a variety of factors. These include the Board membership criteria described above as well as each nominee’s independence, financial literacy, personal and professional accomplishments, experience in light of the needs of the Company and, for incumbent directors, past performance on the Board. Among other things, the Board has determined that it is important to have individuals with the following skills and experiences on the Board:
  Leadership experience, as directors with experience in significant leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others.

  Knowledge of the maritime industry, particularly ocean transportation services, which is relevant to understanding the Company’s business and strategy.

  Operations experience, as it gives directors a practical understanding of developing, implementing and assessing the Company’s business strategy and operating plan.

  Financial experience, and particularly knowledge of finance and financial reporting processes, which are relevant to understanding and evaluating the Company’s capital structure and overseeing the preparation of its financial statements.

  Legal experience, which is relevant to oversight of the Company’s legal and compliance matters.

  Government experience, which is relevant to the Company as it operates in a heavily regulated industry that is directly affected by governmental actions.

  Public company board service, as directors who have served on other public company boards have experience overseeing and providing insight and guidance to management.
     The specific qualifications and experience of the individual director nominees are set forth under “Director Nominee Information” below. For more information on the director nomination process, refer to “Nominating and Corporate Governance Committee” above.

Director Nominee Information

     Information regarding the business experience, qualifications and certain other information as to each nominee for director is set forth in the table below and in the following paragraphs. Certain of the information appearing in the table and the following paragraphs has been furnished to us by the respective nominees.

Name	Age*	Director Since
Joseph E. Royce, Chairman of the Board	66	1993
Gregg L. McNelis	55	2004
John P. Cahill	52	2007
Randee E. Day	63	2001
William P. Harrington	53	2005
Alexander Smigelski	53	2007
____________________

*	As of April 28, 2011.

     Joseph E. Royce

     Mr. Royce has been President, Chairman and a director since our inception, and Chief Executive Officer since March 2005. Since 1993, Mr. Royce has served as President of TBS Shipping Services Inc., a subsidiary of the Company that provides commercial and operational management. Since 2007, Mr. Royce has served as a director of Covenant House New York, the not-for-profit adolescent care agency. Between 1984 and early 1993, Mr. Royce was President of COTCO, a dry cargo pool of over 45 vessels. From 1973 to 1983, he was active as a shipbroker and independent ship operations manager involved in the shipment of various products worldwide.

     Mr. Royce brings to the Board leadership experience and knowledge of the Company from his role as Chief Executive Officer. Mr. Royce also brings to the Board extensive knowledge of our industry, having worked for over 40 years in the maritime industry, with expertise in breakbulk, liner and bulk cargo shipping in developing economies.

     Gregg L. McNelis

     Mr. McNelis has served as a director since 2004 and as Senior Executive Vice President and Chief Operating Officer since March 2005. In May 2010, Mr. McNelis became Senior Executive Vice President of TBS Shipping Services Inc., having previously served as Executive Vice President of the Commercial Department from 1993 until May 2010. Mr. McNelis manages the chartering department, responsible for commercial employment of the fleet. He has worked with Mr. Royce for over 25 years, engaging in contract negotiations, time charters, voyage charters, and contracts of affreightment, and developing and controlling trade lanes. Mr. McNelis previously served as Vice President of COTCO.

     Mr. McNelis brings to the Board extensive knowledge of our industry, having served for over 30 years in the international shipping industry, and knowledge of the Company. Mr. McNelis also has operations experience and leadership experience from his role as a senior executive of TBS.

     John P. Cahill

     Mr. Cahill has served as a director since 2007. Mr. Cahill is counsel at Chadbourne & Parke LLP, a law firm in New York City that he joined in March 2007. Mr. Cahill also is Co-Founder, CEO and Principal of the Pataki-Cahill Group LLC, a specialized consulting firm in New York City established in 2007 that focuses on energy issues and asset privatization. He is an attorney with experience in both the private and public sectors. Since 2006, Mr. Cahill also has served as an appointed member of the New York State Commission on Investigations. From 2002 until 2006, Mr. Cahill served as the Secretary and Chief of Staff to the Governor of the State of New York, which is the highest ranking appointed official in the New York State government. Prior to this appointment, Mr. Cahill was Commissioner of the New York State Department of Environmental Conservation. Mr. Cahill became a director of Hudson Valley Holding Corp. (NASDAQ) in March 2011.

     Mr. Cahill brings to the Board leadership experience gained from his position as CEO of a consulting firm, financial experience, legal experience, and government experience.

     Randee E. Day

     Ms. Day has served as a director and Chairperson of the Audit Committee since 2001. Since September 2010 and from 1985 until 2004, Ms. Day has been President and Chief Executive Officer of Day and Partners, Inc., a financial advisory and consulting firm to the maritime, energy and cruise industries. From April 2010 to September 2010, Ms. Day served as interim Chief Executive Officer of DHT Holdings, Inc., a company that operates a fleet of double-hull tankers, and has served as a director of that company since 2005. From 2004 to March 2010, Ms. Day served as Managing Director and head of Maritime Investment Banking at Seabury Transportation Holdings LLC, a New York-based advisory and investment bank specializing in the transportation industry. Ms. Day served as chairperson of the audit committee of DHT Holdings, Inc. from July 2005 to March 2010.

     Ms. Day brings to the Board leadership experience, having served as CEO of a consulting firm for almost 20 years, and knowledge of our industry, having spent more than 35 years in the maritime and transportation industries. Ms. Day also has financial experience, having worked at investment banking and financial advisory firms and served as chairperson of several public company audit committees, and public company board experience.

     William P. Harrington

     Mr. Harrington has served as a director since 2005 and is Chairperson of the Nominating and Corporate Governance Committee. Mr. Harrington is a partner and head of the litigation and toxic tort/complex litigation practice groups at Bleakley Platt & Schmidt, LLP, a law firm in White Plains, New York. He is a member of the firm’s Executive Committee and has practiced as an attorney there since 1983. He is an experienced trial attorney who has represented Fortune 500 companies in criminal, commercial, environmental, real estate and employment discrimination matters. Mr. Harrington previously served as a member of the New York Gubernatorial Review Panel for the Federal Judiciary and as a law clerk to Hon. Charles L. Brient, former Chief Judge of the United States District Court for the Southern District of New York. Since 2009, Mr. Harrington has served as a director of CMS Bancorp, Inc. (NASDAQ).

     Mr. Harrington brings to the Board legal experience, leadership experience from his leadership roles at Bleakley Platt & Schmidt, financial experience, government experience, and public company board experience.

     Alexander Smigelski

     Mr. Smigelski has served as a director since 2007. Since 2006, Mr. Smigelski has been a senior partner with Kings Point Capital Partners, a New York-based private equity firm investing in multiple strategies, and is presently the CEO of its Restaurant Division. Mr. Smigelski previously had a 17-year career on Wall Street, primarily with Merrill Lynch, a multinational financial management and advisory company. From 2004 to 2006, Mr. Smigelski served as Senior Vice President of Morgan Keegan & Company, Inc., a brokerage and investment firm. In addition, he graduated from the U.S. Merchant Marine Academy, Kings Point, New York, is a Master Mariner and was the youngest captain in the Exxon fleet.

     Mr. Smigelski brings to the Board leadership experience, gained from his management roles at a private equity firm and service as a senior executive at a brokerage and investment firm, and financial experience, gained from more than 15 years of experience on Wall Street. Mr. Smigelski also has knowledge of our industry and operations experience, gained from his service as a captain in the Exxon fleet and attendance at the U.S. Merchant Marine Academy.

     The Board of Directors recommends that you vote FOR each of the director nominees in Proposal 1.

Additional Information About Certain Directors

     Peter S. Shaerf, age 56, has served as a director since 2001 and is Chairperson of the Compensation Committee. Mr. Shaerf has been a partner at AMA Capital Partners LLC, an investment bank and private equity firm specialized in the maritime industry, since 2002. From 2002 to 2005, Mr. Shaerf was senior vice president of American Marine Advisors, Inc. From 1998 until 2002, Mr. Shaerf was a managing director of Poseidon Capital Corp., an independent maritime consulting and investment company. From 1980 to 2002, he was a partner of The Commonwealth Group, a brokerage and consulting company that specialized in the dry cargo and liner shipping industry. Mr. Shaerf is a director of General Maritime Corporation (NYSE) and Deputy Chairman of Seaspan Corporation (NYSE). Mr. Shaerf is Chairman of New York Maritime Inc. (NYMAR), a leading global trade association that promotes New York as a maritime center, and a member of the American Bureau of Shipping. Mr. Shaerf previously served as a director of Trailer Bridge, Inc. (NASDAQ) (through 2007). Mr. Shaerf has extensive knowledge of our industry, having worked for over 30 years in the maritime industry, financial experience gained from his roles in merchant banking and maritime consulting and investment, and public company board experience.

     James W. Bayley, age 71, has served as a director since 2007, having previously served as a director from our inception until 2006, and has been Vice President since November 2001. Mr. Bayley is the retired owner and Managing Director of Globe Maritime Limited, a company he operated until December 2010, which was well established in the London shipping market. Mr. Bayley is a member of the Baltic Exchange and holds the title of Fellow of the Institute of Chartered Shipbrokers. Mr. Bayley has extensive knowledge of our industry, having worked for more than 50 years in the maritime industry, and leadership experience from his role as managing director of Globe Maritime Limited.

PROPOSAL 2 – ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

     We are asking shareholders to approve an advisory resolution on the Company’s executive compensation as reported in this Proxy Statement. As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:
  Attract, retain and motivate a high-caliber executive leadership team;

  Pay competitively and consistently within an appropriately defined market;

  Align executive compensation with shareholder interests; and

  Link pay to individual performance.
     We urge shareholders to read the “Compensation Discussion and Analysis” beginning on page 21 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narratives, appearing on pages 26 through 28 of this Proxy Statement, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement reflects and supports these compensation policies and procedures.

     In accordance with recently adopted Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the Meeting:

RESOLVED, that the shareholders of TBS International plc (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narratives in the Proxy Statement for the Company’s 2011 Annual General Meeting of Shareholders.

     This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

     The Board of Directors recommends that you vote FOR Proposal 2 relating to the advisory resolution on executive compensation.

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY
VOTES ON EXECUTIVE COMPENSATION

     Pursuant to recently adopted Section 14A of the Exchange Act, we are asking shareholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal 2 above should occur every year, every two years or every three years.

     After careful consideration, the Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that shareholders vote for future advisory votes on executive compensation to occur every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board of Directors recognizes that executive compensation disclosures are made annually. Given that the “say-on-pay” advisory vote provisions are new, holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation disclosures. However, shareholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s Annual General Meeting of Shareholders. An annual advisory vote on executive compensation also is consistent with the Company’s practice of having all directors elected annually and annually providing shareholders the opportunity to ratify the Audit Committee’s selection of independent auditors.

     We understand that our shareholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and we will carefully review the voting results on this proposal. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

     The Board of Directors recommends that you vote for ONE YEAR with respect to Proposal 3 relating to the advisory vote on the frequency of future advisory votes on executive compensation.

PROPOSAL 4 – REAPPOINTMENT AND REMUNERATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

     The Company’s shareholders are being asked to ratify, on an advisory basis, the reappointment of the Company’s independent registered public accounting firm. In addition, in accordance with Irish law, shareholder approval is being sought to authorize the Board to determine such firm’s remuneration. The Audit Committee and the Board recommend that shareholders ratify the reappointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to serve until the 2012 Annual General Meeting of Shareholders and authorize our Board of Directors, acting through the Audit Committee, to determine its remuneration. Although ratification is not required by our memorandum and articles of association or otherwise, we are asking shareholders to ratify, on an advisory basis, the reappointment of the Company’s independent registered public accounting firm as a matter of good corporate governance. If, at the Meeting, shareholders do not ratify the reappointment of PricewaterhouseCoopers, the Audit Committee and the Board of Directors will reconsider the selection of PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders. A representative of PricewaterhouseCoopers LLP is expected to attend the Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions from shareholders at the Meeting.

     The Board of Directors recommends that you vote FOR Proposal 4 relating to the reappointment and remuneration of the Company’s independent registered public accounting firm.

Audit Committee Report

     The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

     On behalf of the Board, the Audit Committee reviews the Company’s accounting and financial reporting processes, audits of the Company’s annual financial statements and internal control over financial reporting. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to accounting principles generally accepted in the United States. The activities of the Audit Committee are not designed to supersede or alter those responsibilities. Moreover, the Committee’s role does not provide any particular assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.

     In overseeing the preparation of the Company’s financial statements for the fiscal year ended December 31, 2010, the Audit Committee met with management and PricewaterhouseCoopers LLP to review and discuss all financial statements (including the Company’s audited financial statements), earnings releases and related SEC filings prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Committee’s review included discussion with PricewaterhouseCoopers LLP of the matters required to be discussed by applicable Public Company Accounting Oversight Board (“PCAOB”) rules.

     The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010. The Audit Committee also reviewed and discussed with PricewaterhouseCoopers LLP its audit and report on the Company’s internal control over financial reporting as of December 31, 2010. The Company published these reports in its Annual Report on Form 10-K for the year ended December 31, 2010, which the Company filed with the SEC on March 16, 2011.

     The Audit Committee, among other things, has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers’ communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence. The Committee approves all audit and non-audit services to be performed by the independent registered public accounting firm as set forth in the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy.

     Based upon these reviews and discussions, the Committee recommended to the Board of Directors that the Board of Directors approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Randee E. Day, Chairperson
John P. Cahill
William P. Harrington
Alexander Smigelski

Auditor Fees

     Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in June 2005, the Audit Committee must pre-approve all audit and non-audit services provided to the Company by the independent registered public accounting firm. The policy sets forth the procedures and conditions for pre-approval of these services. The Audit Committee has pre-approved in accordance with its policy the engagement of the independent registered public accounting firm for services relating to the Company’s filings with the SEC and certain attest services.

     The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP for audit and non-audit services rendered to the Company for the years ended December 31, 2010 and 2009. These fees are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each category is described following the table.

	2010	2009
Audit Fees	$1,403,881	$1,199,160
Audit-Related Fees	—	$93,200
Tax Fees	—	$740,000
All Other Fees	—	—
Total Fees	$1,403,881	$1,939,160

     Audit-Related Fees. In 2009, Audit-Related Fees included IFRS evaluation services in connection with the redomestication of the Company from Bermuda to Ireland.

     Tax Fees. In 2009, Tax Fees included fees incurred in connection with the redomestication of the Company from Bermuda to Ireland.

PROPOSAL 5 – AUTHORIZATION TO HOLD TBS’S 2012 ANNUAL GENERAL
MEETING OF SHAREHOLDERS AT A LOCATION OUTSIDE OF IRELAND

     Under Irish law and in accordance with Article 44 of the Company’s Articles of Association, the Company’s shareholders must authorize holding any annual general meeting of shareholders at a location outside of Ireland. The Board desires to hold TBS’s 2012 Annual General Meeting of Shareholders in the United States, as has been our historical practice, and is therefore asking our shareholders to authorize holding TBS’s 2012 Annual General Meeting of Shareholders at a location outside of Ireland.

     The text of the resolution in respect of Proposal 5 is as follows:

     “That TBS’s 2012 Annual General Meeting of Shareholders may be held at such place outside Ireland as may be determined by the Board of Directors.”

     The Board of Directors recommends that you vote FOR Proposal 5 relating to the authorization to hold TBS’s 2012 Annual General Meeting of Shareholders at a location outside of Ireland.

PROPOSAL 6 – AUTHORIZATION OF TBS AND ANY OF THE COMPANY’S
SUBSIDIARIES TO MAKE OPEN-MARKET PURCHASES OF TBS CLASS A
ORDINARY SHARES

     In this proposal, shareholders are being asked to authorize TBS and any of the Company’s subsidiaries to make open-market purchases of up to 10% of TBS Class A ordinary shares issued and outstanding. We are asking shareholders to vote on this proposal because we may, in the future, engage in open-market share repurchases as a means of returning cash to shareholders and managing the number of our shares outstanding. Irish law requires shareholders to authorize such open-market purchases.

     These purchases would be made only at price levels that the directors considered to be in the best interests of the shareholders generally, after taking into account the Company’s overall financial position. In addition, the price that may be paid for these shares shall not be less than 90% nor more than 110% of the then closing market price of those shares. It should be noted that TBS currently may effect repurchases as redemptions pursuant to Article 3(h) of the Company’s Articles of Association. Whether or not this proposed resolution passes, TBS would retain its ability to effect repurchases as redemptions pursuant to its Articles of Association, although the Company’s subsidiaries would not be able to effect repurchases as redemptions.

     Under Irish law, this authorization cannot exceed 18 months. Accordingly, if adopted, the authority will expire on the close of business on December 9, 2012 unless re-approved at our Company’s 2012 Annual General Meeting of Shareholders. We expect to propose renewal of this authorization at our 2012 Annual General Meeting of Shareholders and at subsequent annual general meetings of shareholders.

     In order for a subsidiary of the Company to make open-market purchases of TBS Class A ordinary shares, such shares must be purchased on a “recognized stock exchange” under Irish law. The NASDAQ Global Select Market, on which TBS Class A ordinary shares are listed, is a recognized stock exchange for this purpose under Irish law.

     The authority being sought from our shareholders provides that the maximum number of shares authorized to be purchased will be no greater than [XX] Class A ordinary shares (which represents 10% of the TBS Class A ordinary shares issued and outstanding on the Record Date).

     The text of the resolution in respect of Proposal 6 is as follows:

     “The Company and any subsidiary of the Company is hereby generally authorized to make open-market purchases of TBS Class A ordinary shares (‘shares’) on such terms and conditions and in such manner as the Board of Directors of the Company may determine from time to time but subject to the following provisions:

     (a) The maximum number of shares authorized to be acquired by the Company and any subsidiaries of the Company pursuant to this resolution shall not exceed [XX] Class A ordinary shares of $0.01 each, provided that the total aggregate number of shares of the Company to be purchased together with the total number of shares of the Company to be acquired by the Company by way of redemption shall not exceed [XX] Class A ordinary shares.

     (b) The maximum price to be paid for any Class A ordinary share shall be an amount equal to 110% of the closing price on the NASDAQ Global Select Market for the Class A ordinary shares on the day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of the Company.

     (c) The minimum price to be paid for any Class A ordinary share shall be an amount equal to 90% of the closing price on the NASDAQ Global Select Market for the Class A ordinary shares on the day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of the Company.

     (d) This general authority is to expire eighteen months from the date of the passing of this resolution, unless previously varied, revoked or renewed by special resolution in accordance with the provisions of Section 215 of the Companies Act 1990. The Company or any such subsidiary may, before such expiry, enter into a contract for the purchase of shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.”

     The Board of Directors recommends that you vote FOR Proposal 6 relating to the authorization of TBS and any of the Company’s subsidiaries to make open-market purchases of TBS Class A ordinary shares.

PROPOSAL 7 – DETERMINATION OF THE PRICE RANGE AT WHICH TBS CAN
RE-ISSUE SHARES THAT IT ACQUIRES AS TREASURY SHARES

     Under the TBS International Amended and Restated 2005 Equity Incentive Plan, our employees can pay withholding taxes and exercise prices related to their equity awards using shares underlying the award. These shares are returned to us and will either become treasury shares or will be cancelled and new shares will be issued. In the future, we may want to re-issue shares that we acquire as treasury shares.

     Under Irish law, our shareholders must authorize by means of a special resolution the price range at which TBS may re-issue any shares held in treasury as new shares of TBS. In this proposal, that price range is expressed as a percentage minimum and maximum of the prevailing market price. Irish law requires that this authorization be renewed by our shareholders every eighteen months, and we therefore expect to propose renewal of this authorization at our 2012 Annual General Meeting of Shareholders and at subsequent annual general meetings of shareholders.

     The authority being sought from our shareholders provides that the minimum and maximum prices at which a treasury Class A ordinary share may be re-issued are 90% and 110%, respectively, of the closing market price of the Class A ordinary shares on the day preceding the day on which the relevant share is re-issued. Any re-issuance of treasury shares will only be at price levels that the Board considers to be in the best interests of our shareholders.

     The text of the resolution in respect of Proposal 7 is as follows:

     “The re-issue price range at which any treasury shares (as defined by Section 209 of the Irish Companies Act 1990) for the time being held by TBS may be re-issued off-market shall be as follows:

     (a) The maximum price at which a treasury share may be re-issued shall be an amount equal to 110% of the closing price on the NASDAQ Global Select Market for shares of that class on the business day preceding the day on which the relevant share is re-issued by TBS.

     (b) The minimum price at which a treasury share may be re-issued shall be the nominal value of the share where such a share is required to satisfy an obligation under an employee share scheme or any option schemes operated by TBS or, in all other cases, an amount equal to 90% of the closing price on the NASDAQ Global Select Market for shares of that class on the business day preceding the day on which the relevant share is re-issued by TBS.

     (c) The re-issue price range as determined by paragraphs (a) and (b) shall expire eighteen months from the date of the passing of this resolution, unless previously varied, revoked or renewed in accordance with the provisions of Section 209 of the Companies Act 1990.”

     The Board of Directors recommends that you vote FOR Proposal 7 relating to the determination of the price range at which TBS can re-issue shares that it acquires as treasury shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     This section describes the Company’s compensation strategy, programs and practices for the following named executive officers listed in the Summary Compensation Table that follows this discussion:
  Joseph E. Royce, President, Chief Executive Officer and Chairman

  Gregg L. McNelis, Senior Executive Vice President, Chief Operating Officer

  Lawrence A. Blatte, Senior Executive Vice President

  Ferdinand V. Lepere, Senior Executive Vice President and Chief Financial Officer
Executive Summary

     Over the last few years there has been a dramatic decline in the global economy that has negatively affected the dry cargo shipping industry. The freezing of the credit markets caused a significant decrease in the volume of cargo transported thereby affecting freight rates, vessel utilization and asset values.

     The actions taken by the Compensation Committee (the “Committee”) with respect to named executive officer compensation for 2010 were intended to strike a balance between responding to this challenging operating environment while recognizing both the high level of individual performance exhibited by the named executive officers over the past few years in this extremely difficult operating environment and the fact that the named executive officers:
  had not received an increase in base salary since 2008;

  had not received payment of cash bonuses since 2007;

  had not received equity award grants since 2009; and

  were instrumental to the Company securing amendments to its credit facilities and loan agreements in May 2010.
     Accordingly, as described in more detail below, for 2010 the Committee determined not to increase base salaries or award cash bonuses but granted equity awards to the named executive officers. The Committee believes that these actions are consistent with the objectives and philosophy of the Company’s compensation program, as described in more detail below.

Objectives and Philosophy of the TBS Compensation Program

     The Company is committed to the highest standards of ethics and integrity, to being responsive to its customers and to providing an environment of excellence for its employees to allow them to discharge their responsibilities in accordance with the highest standards prevalent in the industry. The Company strives to create an environment of mutual respect, encouragement and teamwork and one that rewards commitment and performance.

     The Company’s compensation plan is designed to support its business goals and promote both short-term and long-term growth. More specifically, the goals of the TBS compensation plan are to:
  attract, retain and motivate a high-caliber executive leadership team;

  pay competitively and consistently within an appropriately defined market;

  align executive compensation with shareholder interests; and

  link pay to individual performance.
Implementing Compensation Objectives

     Roles of the Compensation Committee and Management

     In accordance with its charter, the Committee reviews and determines the compensation of the Company’s executive officers and reviews with management TBS’s overall compensation structure. The Committee is composed entirely of independent directors, as defined under applicable NASDAQ listing standards.

     In evaluating the performance and determining the compensation of the named executive officers other than the Chief Executive Officer, the Committee takes into account the recommendations of the CEO, but the Committee has final authority with regard to such compensation decisions. The Committee makes decisions with respect to the CEO’s compensation in executive session.

     Factors Considered in Determining Compensation

     Factors considered by the Committee in establishing compensation for the named executive officers have traditionally included the Company’s financial performance, compensation practices of other companies in the maritime industry, and the individual performance of the named executive officers.

     In 2009, the Committee retained an executive compensation firm, Steven Hall & Partners (the “Consultant”), to assist with executive compensation determinations for 2009. In January 2010, the Consultant provided the Committee with data regarding base salaries, annual incentives, total cash compensation (sum of base salary and annual bonus), long-term incentives and total direct compensation (sum of total cash compensation and long-term incentives) at the following companies in the maritime industry that are similar in size to TBS (the “Peer Group”): Eagle Bulk Shipping, Inc., Genco Shipping & Trading Co., General Maritime Corp., GulfMark Offshore, Inc., Horizon Lines Inc., Hornbeck Offshore Services, Inc., International Shipholding Corp., K-Sea Transportation Partners L.P. and Trailer Bridge, Inc.

     The Peer Group data showed that the total direct compensation (base salary, cash bonus and equity incentives) of the named executive officers was, for the second year in a row, significantly below the median compensation paid by companies in the Peer Group. The Committee took these data into account in determining 2010 equity award amounts for the named executive officers, as described below.

     The Consultant did not perform any services for the Committee or the Company in 2010 other than providing the Peer Group Data described above.

Elements Used to Achieve Compensation Objectives

     The principal components of compensation for the named executive officers traditionally have included:
  base salary;

  annual performance-based cash bonus;

  equity incentives; and

  perquisites.
     Base salary

     Base salary is the guaranteed element of a named executive officer’s annual cash compensation. The amount of base salary is intended to reward the named executive officer’s long-term performance and to reflect his respective skill set and the market value of his respective skill set.

     In light of current economic conditions and the challenging marketplace facing the Company, and for the second year in a row, the Committee decided not to increase named executive officer base salaries. Accordingly, 2010 named executive officer base salaries were the same as those for 2009 and 2008.

     Annual performance-based cash bonus

     Performance-based cash bonuses are designed to reward the named executive officers for their performance and their ability to position the Company in the global marketplace. The amount of the awards is driven by Company financial performance, individual performance and marketplace practices. The annual performance-based bonus has been in the past a significant portion of direct cash compensation (salary plus bonus). Moreover, consistent with the objectives of the Company’s compensation program to align executive compensation with shareholder interests and link pay to individual performance, annual performance-based bonuses have varied significantly from year to year depending on the named executive officer’s performance and the Company’s performance.

     The Committee believes that the named executive officers performed well in 2010 in light of the difficult economic environment and challenging marketplace facing the Company. Specifically, the Committee noted the named executive officers’ efforts to successfully renegotiate the Company’s credit facilities and loan agreements in May 2010 and their continued work in executing the Company’s business plan, reducing expenses and maintaining customer relations through the downturn in the Company’s business. However, the Committee decided not to award performance-based or any other cash bonuses to the named executive officers for 2010 notwithstanding this performance and the fact that the named executive officers did not receive any cash bonuses in 2008 or 2009. This decision was based on the reductions in cash flow and the need to conserve cash, as described above, as well as the Committee’s decision in June 2010 to grant bonus shares to the named executive officers, as described below.

     Equity incentives

     The shareholder-approved TBS International Amended and Restated 2005 Equity Incentive Plan (the “Plan”) authorizes the Committee to grant share options, restricted shares, bonus shares, share units and other forms of equity incentives to employees, including the named executive officers. The Committee uses long-term equity compensation awards to retain employees, including named executive officers, because equity compensation subject to future vesting over the long term enhances their willingness and desire to stay with the Company and perform at a high level. The Company traditionally has used restricted shares and share units as its primary stock-based compensation vehicles, which provide value to the named executive officer only to the extent he remains employed by the Company through the vesting dates of the award. For 2010, in addition to restricted shares, the Company also granted bonus shares, which are immediately vested shares that allow the Company to compensate named executive officers in a cash-efficient manner.

     In June 2010, the Committee determined that it was in the Company’s best interest to grant the following bonus share and restricted share awards to the named executive officers:

Name	Award Type	Number of Shares Awarded
Joseph E. Royce	Bonus Shares	72,000
	Restricted Shares	75,000
Gregg L. McNelis	Bonus Shares	67,000
	Restricted Shares	75,000
Lawrence A. Blatte	Bonus Shares	67,000
	Restricted Shares	75,000
Ferdinand V. Lepere	Bonus Shares	67,000
	Restricted Shares	75,000

     The Committee decided to grant bonus shares to reward the named executive officers’ efforts in successfully renegotiating the Company’s credit facilities and loan agreements in May 2010, while taking into account the reductions in cash flow and the need to conserve cash. The Committee decided also to grant restricted shares that vest over four years to retain the named executive officers, keep the named executive officers engaged in implementing the Company’s business plan through the difficult economic environment and challenging marketplace and promote alignment of the interests of named executive officers with those of shareholders.

     In determining the size of the bonus share and restricted share awards, the Committee evaluated the Peer Group data, which showed that if the Company only compensated named executive officers through base salary, their total direct compensation would have been significantly below the median compensation paid by companies in the Peer Group for the second year in a row. The equity award amounts were intended to help raise the total direct compensation of the named executive officers and to recognize that the Company had not awarded equity in recent years. Taking into account the value of the equity awards, the named executive officer’s total direct compensation for 2010 was between approximately the median and the 75th percentile of the Peer Group data, which the Committee believed was appropriate because the named executive officers did not receive any equity awards in 2009, did not receive any cash bonuses in 2008, 2009 or 2010 and did not receive any salary increases in 2009 or 2010.

     The Grants of Plan-Based Awards in Fiscal Year 2010 table below provides additional information regarding the bonus share and restricted share awards granted to the named executive officers.

     Perquisites

     Perquisites and other personal benefits are not a significant component of the total compensation package for the named executive officers. These benefits consist primarily of the payment of life insurance premiums for Messrs. Royce and Lepere; long-term care insurance premiums for Messrs. Royce, McNelis and Blatte; disability insurance premiums for Messrs. Royce, McNelis and Lepere; and certain reimbursements for automobile-related expenses for each of the named executive officers. The Committee believes these benefits are reasonable in amount, and the Committee considered them when determining each named executive officer’s overall compensation level.

Severance Plans and Employment Agreements

     The Company has no employment agreements with the named executive officers and has no obligation to pay severance or other enhanced benefits to named executive officers upon termination of their employment or in the event of a change in control, except pursuant to an equity compensation award agreement with Mr. Lepere, as described below under “Potential Payments Upon Termination or Change in Control.” Mr. Lepere’s award agreement provides for accelerated vesting in the event that his employment is terminated other than for Cause or he resigns for Good Reason (as such terms are defined below). The restricted share awards granted to named executive officers in 2010 do not contain accelerated vesting provisions in the event of the named executive officer’s termination of employment or upon a change in control.

Equity Grant Policy

     The Company has a policy regarding its equity award grant practices (the “Policy”), which provides that the grant date for awards of Company securities will be the date of Committee approval or, if such day is not a NASDAQ trading day, the next NASDAQ trading day. The Policy also provides that, if the Committee approves such awards by unanimous written resolution, the date of approval (and thus the grant date) will be the date that the last Committee member signs the resolution.

Tax Considerations

     Section 162(m) of the Internal Revenue Code disallows corporate tax deductions for compensation in excess of $1 million paid to certain of the highest paid officers of the Company unless such compensation is deemed “performance-based” within the meaning of Section 162(m).

     The Committee does not believe that the provisions of Section 162(m) limit the deductibility of compensation paid by the Company to these officers in 2010. The Committee will continue to evaluate the impact of this provision and take such actions as it deems appropriate, including the payment of compensation under circumstances where Section 162(m) may limit the deductibility of such compensation.

Report of the Compensation Committee

     The Compensation Committee of the Board of Directors is responsible for reviewing, approving and overseeing the Company’s compensation plans and practices. Management has the primary responsibility for the Company’s financial statements and reporting process, including the disclosure of executive compensation. The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Committee with regard to executive compensation. Accordingly, based on this review and discussion, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

Respectfully submitted,

Peter S. Shaerf, Chairperson
John P. Cahill
William P. Harrington
Alexander Smigelski

Fiscal Year 2010 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Joseph E. Royce	2010	450,000	—	901,110	71,502	1,442,612
President, Chief Executive	2009	450,000	—	—	59,828	509,828
Officer, Chairman of the Board	2008	450,000	—	—	74,212	524,212
Gregg L. McNelis	2010	400,000	—	870,460	47,606	1,318,066
Senior Executive Vice President,	2009	400,000	—	—	50,863	450,863
Chief Operating Officer	2008	400,000	—	—	43,900	443,900
Lawrence A. Blatte	2010	400,000	—	870,460	49,879	1,320,339
Senior Executive Vice President	2009	400,000	—	—	24,544	424,544
	2008	400,000	—	—	28,695	428,695
Ferdinand V. Lepere	2010	365,000	—	870,460	23,706	1,259,166
Senior Executive Vice President,	2009	365,000	—	—	24,128	389,128
Chief Financial Officer	2008	365,000	—	406,920	18,446	790,366
____________________

(1)
The value reported for Stock Awards is the aggregate grant date fair value of restricted stock awards granted to the named executive officers in the years shown, determined in accordance with ASC Topic 718, disregarding adjustments for forfeiture assumptions. The assumptions for making the valuation determinations are set forth in the footnote titled “Summary of Significant Accounting Policies and Basis of Presentation” under the caption “Stock-Based Compensation” to our financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(2)
All Other Compensation for 2010 includes the following: Mr. Royce – $25,190 for life insurance premium payments, $34,812 for long-term care insurance premium payments; Mr. McNelis – $30,771 for long-term care insurance premium payments; Mr. Blatte – $17,791 for long-term care insurance premium payments; and Mr. Lepere – $6,300 for life insurance premium payments. Messrs. Royce, McNelis and Lepere also received certain premium payments for disability insurance, and all of the named executive officers received certain reimbursements for automobile-related expenses, including $31,884 for Mr. Blatte. The value of the automobile-related expense reimbursements is reported in the All Other Compensation column on the basis of their aggregate incremental cost to the Company.

Grants of Plan-Based Awards in Fiscal Year 2010

     The following table provides information with respect to equity awards granted to the named executive officers during 2010. All such awards were made under the TBS International Amended and Restated 2005 Equity Incentive Plan.

Name	Award Type	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Joseph E. Royce	Bonus Shares	6/30/10	72,000	441,360
	Restricted Shares	6/30/10	75,000	459,750
Gregg L. McNelis	Bonus Shares	6/30/10	67,000	410,710
	Restricted Shares	6/30/10	75,000	459,750
Lawrence A. Blatte	Bonus Shares	6/30/10	67,000	410,710
	Restricted Shares	6/30/10	75,000	459,750
Ferdinand V. Lepere	Bonus Shares	6/30/10	67,000	410,710
	Restricted Shares	6/30/10	75,000	459,750
____________________

(1)	The Compensation Committee granted bonus shares and restricted shares to each of the named executive officers in 2010. The bonus shares were fully vested upon grant, and the restricted shares vest 25% on each of the first four anniversaries of the grant date, subject to the executive officer’s continued employment with the Company. Holders of restricted shares would be entitled to receive dividends paid with respect to the restricted shares if any such dividends were declared, but any dividends paid in the form of Company securities would be subject to the same restrictions as the restricted shares.

(2)	Reflects the grant date fair value of the Bonus Shares and Restricted Shares, determined in accordance with ASC Topic 718, disregarding adjustments for forfeiture assumptions.

Outstanding Equity Awards at 2010 Fiscal Year-End

     The following table provides information with respect to outstanding equity awards held by the named executive officers as of December 31, 2010.

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Joseph E. Royce	75,000 (2)	217,500
Gregg L. McNelis	75,000 (2)	217,500
Lawrence A. Blatte	75,000 (2)	217,500
Ferdinand V. Lepere	6,000 (3)	17,400
	75,000 (2)	217,500
____________________

(1)	The market value is based on the closing price of the Company’s Class A ordinary shares of $2.90 traded on the NASDAQ Global Select Market under the symbol “TBSI” on December 31, 2010.

(2)	These shares vest in four equal annual installments beginning June 30, 2011.

(3)	These shares vest in two equal annual installments beginning March 1, 2011.

Shares Vested in Fiscal Year 2010

     The following table shows information about restricted shares that vested during 2010.

Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Joseph E. Royce	72,000	441,360
Gregg L. McNelis	67,000	410,710
Lawrence A. Blatte	67,000	410,710
Ferdinand V. Lepere	70,000	428,980
____________________

(1)	Includes bonus shares granted to the named executive officers in June 2010 that were fully vested upon grant.

(2)	The value realized on vesting is based on the closing price of the Company’s Class A ordinary shares, which are traded on the NASDAQ Global Select Market under the symbol “TBSI,” on the date of vesting.

Potential Payments Upon Termination or Change in Control

     As discussed in the “Compensation Discussion and Analysis” above, the Company has no employment agreements with our named executive officers and has no obligation to pay severance or other benefits to named executive officers upon termination of their employment, except in connection with Mr. Lepere’s unvested restricted shares granted in April 2008, as described below.

     As of December 31, 2010, Mr. Lepere had 6,000 unvested restricted shares that will vest in two equal annual installments beginning in March 2011. Mr. Lepere’s award agreement provides that this award will vest automatically if his employment is terminated other than for Cause or he resigns for Good Reason.

     Assuming that Mr. Lepere’s employment had been terminated other than for Cause or he had resigned for Good Reason on December 31, 2010, the value of this accelerated vesting would have been $17,400. This amount reflects the intrinsic value of this award (that is, the value based upon the closing price of the Company’s Class A ordinary shares of $2.90 traded on the NASDAQ Global Select Market on that date, multiplied by the number of unvested shares underlying this award).

     For purposes of the Plan:
  “Cause” generally means: (1) any act or omission that constitutes a material breach by the participant of any agreement with the Company, its affiliates or its subsidiaries; (2) the willful and continued failure or refusal of the participant substantially to perform the duties required of him or her as an employee of the Company, its affiliates or its subsidiaries or performance significantly below the level required or expected of the participant, as determined by the Committee; (3) any willful violation of any federal or state law or regulation applicable to the business of the Company, its affiliates or its subsidiaries, or the participant’s commission of any felony or other crime involving moral turpitude, or any willful perpetration by the participant of a common law fraud; or (4) any other misconduct by the participant that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company, its affiliates or its subsidiaries.

  “Good Reason” generally means a failure by the Company, its affiliates and its subsidiaries to pay material compensation due and payable to the participant in connection with his employment.
SHARE OWNERSHIP

     On the Record Date, TBS had outstanding [XX] Class A ordinary shares, each of which entitles the holder to one vote, and [XX] Class B ordinary shares, each of which entitles the holder to one-half of a vote, and [XX] Series B Preference Shares, which provide no voting rights. Subject to the Articles of Association of the Company, the holders of Class A ordinary shares may convert their Class A ordinary shares into Class B ordinary shares, and the holders of Class B ordinary shares may convert their Class B ordinary shares into Class A ordinary shares, at any time. Moreover, the Class B ordinary shares will automatically convert into Class A ordinary shares upon transfer to any person other than another holder of Class B ordinary shares, as long as the conversion does not cause TBS to become a controlled foreign corporation or if the Class A ordinary shares cease to be regularly traded on an established securities market for purposes of Section 883 of the Internal Revenue Code. Series B Preference Shares currently are convertible into Class B ordinary shares on a 25-for-one basis at any time. Ownership in the tables below consists of sole voting and investment power, except as indicated in the notes below and except to the extent shared with the person’s spouse.

Security Ownership of Directors, Director Nominees and Management

     The following table provides certain information, as of the Record Date, as to the beneficial ownership of the Class A and Class B ordinary shares of TBS for (a) each director and director nominee, (b) each named executive officer identified in the Summary Compensation Table under “Executive Compensation” and (c) the directors and executive officers of TBS as a group. The executive officers, directors, and director nominees of TBS directly and beneficially own [XX]% of the collective outstanding Class A and Class B ordinary shares of the Company ([XX]% if all outstanding Series B Preference Shares were converted into Class B ordinary shares). The executive officers, directors and director nominees of TBS directly and beneficially have sole or shared voting power of [XX]% of the total voting power based on TBS’s currently outstanding Class A ordinary shares (which have one vote) and Class B ordinary shares (which have one-half vote). This percentage would increase to [XX]% if all outstanding Series B Preference Shares were converted into Class B ordinary shares.

Shares Beneficially Owned by Directors, Director Nominees and Executive Officers
Name	Class A Ordinary Shares (1)%		Class B Ordinary Shares	%	Series B Preference Shares (2)%
Joseph E. Royce (3)	[XX]	[XX]	[XX]	[XX]	[XX]	[XX]
Gregg L. McNelis (4)	[XX]	[XX]	[XX]	[XX]	[XX]	[XX]
Lawrence A. Blatte (5)	[XX]	[XX]	[XX]	[XX]	[XX]	[XX]
Ferdinand V. Lepere (6)	[XX]	[XX]	[XX]	[XX]	[XX]	[XX]
James W. Bayley (7)	[XX]	[XX]	[XX]	[XX]	[XX]	[XX]
Randee E. Day (8)	[XX]	[XX]	[XX]	[XX]	[XX]	[XX]
Peter S. Shaerf (8)	[XX]	[XX]	[XX]	[XX]	[XX]	[XX]
William P. Harrington (8)	[XX]	[XX]	[XX]	[XX]	[XX]	[XX]
John P. Cahill (8)	[XX]	[XX]	[XX]	[XX]	[XX]	[XX]
Alexander Smigelski (8)	[XX]	[XX]	[XX]	[XX]	[XX]	[XX]
All executive officers, directors and director nominees as a group (10 persons)	[XX]	[XX]	[XX]	[XX]	[XX]	[XX]
____________________

*	Less than one percent.

(1)	Class A ordinary shares beneficially owned do not include Class A ordinary shares that may be acquired upon conversion of Class B ordinary shares or upon conversion of Series B Preference Shares. Class B ordinary shares currently are convertible into Class A ordinary shares on a one-for-one basis at any time and have no expiration date. Series B Preference Shares currently are convertible into Class B ordinary shares on a 25-for-one basis at any time.

(2)	On January 28, 2011, Mr. Royce, Mr. McNelis and Mr. Blatte acquired 30,000 Series B Preference Shares in proportion to their existing beneficial ownership of our ordinary shares. Series B Preference Shares currently are convertible into Class B ordinary shares on a 25-for-one basis at any time.

(3)	Ordinary shares beneficially owned include [XX] Class A ordinary shares, 75,000 unvested Class A ordinary shares and [XX] Class B ordinary shares held by Mr. Royce, [XX] Class A and [XX] Class B ordinary shares held by Mr. Royce’s spouse, Elaine Royce, [XX] Class B ordinary shares held by the Elaine M. Royce 2006 Qualified Grantor Retained Annuity Trust (GRAT), [XX] Class A and [XX] Class B ordinary shares held by the Joseph E. Royce 2005 Irrevocable Trust, and [XX] Class A and [XX] Class B ordinary shares held by the Elaine M. Royce 2005 Irrevocable Trust. Mr. Royce and Mrs. Royce share voting and investment power over the shares beneficially owned by Mrs. Royce, the Elaine M. Royce 2006 Qualified GRAT and the Elaine M. Royce 2005 Irrevocable Trust. Mr. Royce’s unvested Class A ordinary shares are scheduled to vest in four equal annual installments beginning June 30, 2011. The address for Mr. Royce is c/o Joseph E. Royce, 612 East Grassy Sprain Road, Yonkers, NY 10710.

(4)	Includes [XX] Class A ordinary shares, 75,000 unvested Class A ordinary shares and [XX] Class B ordinary shares held by Mr. McNelis, [XX] Class B ordinary shares held by Mr. McNelis’s spouse, Susanne McNelis, [XX] Class A and [XX] Class B ordinary shares held by the Gregg L. McNelis 2005 Irrevocable Trust, [XX] Class A and [XX] Class B ordinary shares held by the Susanne E. McNelis 2005 Irrevocable Trust, [XX] Class B ordinary shares held by the Gregg L. McNelis 2006 Qualified GRAT and [XX] Class B ordinary shares held by the Susanne E. McNelis 2006 Qualified GRAT. Mr. McNelis is trustee of the Gregg L. McNelis 2006 Qualified GRAT and has voting and investment power over the shares it owns. Mrs. McNelis is trustee of the Susanne E. McNelis 2006 Qualified GRAT, and she and Mr. McNelis share voting and investment power over the shares it owns. Mr. McNelis and Mrs. McNelis share voting and investment power over the shares beneficially owned by Mrs. McNelis, the Susanne E. McNelis 2005 Irrevocable Trust and the Susanne E. McNelis 2006 Qualified GRAT. Mr. McNelis’ unvested Class A ordinary shares are scheduled to vest in four equal annual installments beginning June 30, 2011. The address for Mr. McNelis is c/o TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, NY 10710.

(5)	Includes [XX] Class A ordinary shares, 75,000 unvested Class A ordinary shares and [XX] Class B ordinary shares held by Mr. Blatte, [XX] Class A and [XX] Class B ordinary shares held by Mr. Blatte’s spouse, Barbara Blatte and [XX] Class B ordinary shares held by the Barbara H. Blatte 2006 Qualified GRAT. Mrs. Blatte is trustee of the Barbara H. Blatte 2006 Qualified GRAT and has sole voting and investment power over the shares it owns. Mr. Blatte’s unvested Class A ordinary shares are scheduled to vest in four equal annual installments beginning June 30, 2011. The address for Mr. Blatte is c/o TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, NY 10710.

(6)	Includes 75,000 unvested Class A ordinary shares scheduled to vest in four equal annual installments beginning June 30, 2011 and 3,000 unvested Class A ordinary shares granted to Mr. Lepere in 2008 that will vest on March 1, 2012.

(7)	Includes [XX] Class A and [XX] Class B ordinary shares held by Standcrown Limited (“Standcrown”). Mr. Bayley is the beneficial owner of Standcrown and has voting and investment power over the shares it owns. The address for Mr. Bayley is 34 Raymond Avenue, South Woodford, London, United Kingdom E18 2HG. The address for Standcrown is c/o James W. Bayley, 34 Raymond Avenue, South Woodford, London, United Kingdom E18 2HG.

(8)	Includes 2,500 restricted Class A ordinary shares issued to each non-employee director that will vest at the 2011 Annual General Meeting of Shareholders.

Security Ownership of Certain Beneficial Owners

     To the Company’s knowledge, the following individuals and institutions were beneficial owners of 5% or more of the outstanding ordinary shares on the Record Date, unless otherwise noted.

	Ordinary Shares Beneficially Owned
Name	Class A (1)	% (2)	Class B	% (2)
Elaine M. Royce (3)	616,414	[XX]	4,162,544	[XX]
Artis Capital Management, L.P. (4)	3,195,339	[XX]	—	—
Treetops Holdings LLC (5)	684,890	[XX]	1,327,200	[XX]
____________________

(1)	Class A ordinary shares beneficially owned do not include Class A ordinary shares that may be acquired upon conversion of Class B ordinary shares. Class B ordinary shares currently are convertible into Class A ordinary shares on a one-for-one basis at any time and have no expiration date.

(2)	Percentages calculated based on the number of shares outstanding on the Record Date.

(3)	Based on information contained in a Form 4 filed on February 1, 2011, by Elaine M. Royce, as well as information provided to the Company by Mrs. Royce. Mrs. Royce shares voting power and investment power with her husband, Mr. Joseph E. Royce, and these shares also are shown as beneficially owned by Mr. Royce under “Security Ownership of Directors, Director Nominees and Management.” Ordinary shares beneficially owned include 270,206 Class A and 2,270,084 Class B ordinary shares held directly by Mrs. Royce, 245,674 Class B ordinary shares held by the Elaine M. Royce 2006 Qualified GRAT, and 346,208 Class A and 1,646,786 Class B ordinary shares held by the Elaine M. Royce 2005 Irrevocable Trust. The address for Mrs. Royce is c/o Joseph E. Royce, 612 East Grassy Sprain Road, Yonkers, NY 10710.

(4)	Based on information contained in the Schedule 13G filed on February 14, 2011, by Artis Capital Management, L.P. (“Artis”), Artis Capital Management, Inc. (“Artis Inc.”), Stuart L. Peterson and Artis Partners 2X Ltd. (“Artis Partners”). According to the Schedule 13G, Artis, Artis Inc. and Mr. Peterson each have shared voting and investment power over 3,195,339 Class A ordinary shares, and Artis Partners has shared voting and investment power over 1,276,133 Class A ordinary shares. Artis is a registered investment adviser and is the investment adviser of investment funds, including Artis Partners, that hold TBS ordinary shares for the benefit of the investors in those funds. Artis Inc. is the general partner of Artis. Mr. Peterson is the president of Artis Inc. and the controlling owner of Artis and Artis Inc. Each of Artis, Artis Inc. and Mr. Peterson disclaims beneficial ownership of these shares, except to the extent of that person’s pecuniary interest therein. Artis Partners disclaims beneficial ownership of these shares. The address for Artis, Artis Inc. and Mr. Peterson is One Market Plaza, Steuart Street Tower, Suite 2700, San Francisco, CA 94105. The address for Artis Partners is c/o Goldman Sachs Administrative Services, Gardenia Court, Suite 3307, 45 Market Street, Camana Bay, P.O. Box 896, KY1-1103, Cayman Islands.

(5)	Based on information contained in the Schedule 13G/A filed on February 12, 2010, by Treetops Holdings LLC (“Treetops”) and Tara C. DeMakes, as manager of Treetops as well as information provided to the Company by Treetops. Treetops is jointly owned by The Jeanine Royce 1997 Trust and The Laura Royce 1997 Trust. The trustee for each of the Royce Trusts is Deutsche Bank Trust Company Delaware. Deutsche Bank Trust Company Delaware has voting and investment control over the shares indirectly owned by the Royce Trusts. Ms. DeMakes disclaims beneficial ownership of the shares held by Treetops. The address for Treetops is c/o Tara C. DeMakes, 612 East Grassy Sprain Road, Yonkers, NY 10710.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC.

     Based on a review of documents in the Company’s possession, and on written representations from the Company’s officers and directors, we believe that during fiscal year 2010, all persons filed on a timely basis all reports required by Section 16(a) of the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions

     The Compensation Committee of the Board is responsible for the review, approval or ratification of related person transactions between the Company and related persons. Under the SEC’s rules, a related person is anyone who is or has been a director, director nominee, executive officer or greater-than-five-percent shareholder of the Company since the beginning of the last fiscal year and his or her immediate family members. Each of the following related person transactions is subject to, and has been reviewed by and approved or ratified by, the Compensation Committee under the written policy described below.

     Private Placement with Certain Executive Officers

     As a condition to the January 2011 restructuring of our credit facilities, our lenders required three significant shareholders—Joseph E. Royce (our Chief Executive Officer, Chairman of the Board of Directors and President), Gregg L. McNelis (our Chief Operating Officer, Director and Senior Executive Vice President) and Lawrence A. Blatte (our Senior Executive Vice President)—to agree to provide the Company with up to $10.0 million of new equity in the form of Series B Preference Shares of the Company. On January 25, 2011, we and these significant shareholders entered into an investment agreement pursuant to which each significant shareholder agreed to purchase our Series B Preference Shares in a private placement on the terms described below and we agreed to conduct a rights offering pursuant to which all of the Company’s shareholders would have the opportunity to purchase preference shares of the Company on the same terms as the significant shareholders. On January 26, 2011, the significant shareholders entered into an escrow agreement with us and JPMorgan Chase Bank, N.A., as escrow agent, pursuant to which each significant shareholder deposited his pro rata share of $10.0 million into an escrow account to facilitate satisfaction of his obligations to purchase our Series B Preference Shares.

     On January 28, 2011, in partial satisfaction of their obligations under the investment agreement, Mr. Royce, Mr. McNelis and Mr. Blatte purchased 22,747, 5,827 and 1,426 of our Series B Preference Shares, respectively, at $100 per share directly from us in a private placement.

     Pursuant to the investment agreement and escrow agreement, if the Board of Directors determines, in its good faith judgment, that we need additional liquidity prior to the closing of the rights offering, the Board may withdraw, from time to time, up to $7.0 million from the escrow account for our use. In exchange for these liquidity withdrawals, we will issue additional Series B Preference Shares to the significant shareholders, in proportion to their contributions to the escrow account, at a price of $100 per share.

     The significant shareholders have agreed to satisfy their remaining investment commitment to provide up to $7.0 million in new equity by purchasing an additional aggregate of 70,000 of our Series B Preference Shares at $100 per share directly from us in a private placement, but such obligations will be reduced, share for share, by:
  the number of Series B Preference Shares issued to the significant shareholders as a result of liquidity withdrawals described above; and

  the number of preference shares issued to subscription rights holders in the rights offering.
     The significant shareholders each have agreed not to exercise any subscription rights issued with respect to ordinary shares beneficially owned by them. The significant shareholders have not received, and will not receive, compensation for their commitment to purchase our Series B Preference Shares.

     The Series B Preference Shares are convertible at any time into Class B ordinary shares of the Company at an initial conversion rate of 25.0 Class B ordinary shares per Series B preference share. The Series B Preference Shares do not accrue dividends through December 31, 2014. However, the liquidation preference applicable to each Series B Preference Share increases from the date of issuance through December 31, 2014, at a rate of 6.0% per year, compounded semiannually. As a result of such increases, the number of Class B ordinary shares issuable upon conversion of each Series B Preference Share also will increase. Beginning January 1, 2015, cash dividends will accrue on the Series B Preference Shares at a rate of 6.0% of the liquidation preference per year, payable semiannually in arrears. If we fail to pay dividends in cash, the dividends would accumulate as unpaid dividends and, in the event of insolvency, would be added to the liquidation preference.

     Relationships with Service and Management Companies

     Certain of our key executive officers and directors have ownership interests in TBS Commercial Group and Beacon. Specifically, Mr. James W. Bayley (our Vice President and director), Mr. Lawrence A. Blatte (our Senior Executive Vice President), Mr. Gregg L. McNelis (our Senior Executive Vice President) and Mr. Joseph E. Royce (our Chairman and Chief Executive Officer) own 36%, 9%, 15%, and 31%, respectively, of each of TBS Commercial Group and Beacon. We have established long-term commercial and operational relationships with other commercial agency service companies that are located in various overseas ports in which we conduct our business. The majority of these companies are wholly or partly owned direct or indirect subsidiaries of either TBS Commercial Group or Beacon. We believe that the transactions described below are on terms no less favorable than those that could be obtained pursuant to arm’s-length negotiations with independent third parties. Commissions paid to TBS Commercial Group and Beacon for commercial agency services were approximately $7.3 million and $1.3 million for the year ended December 31, 2010 and the quarter ended March 31, 2011. Port agency fees paid to TBS Commercial Group and Beacon are for agents to attend to vessels while in port and are based on market rates for such services. For the year ended December 31, 2010 and the quarter ended March 31, 2011, we paid approximately $2.1 million and $0.5 million, respectively, in port agency fees.

     Globe Maritime Limited, owned by James W. Bayley, Vice President and director, and for which he serves as Managing Director, occasionally acts as a broker for chartering and vessel sales and purchases, for which we pay commissions based upon market rates. From January 1, 2010 through March 31, 2011, we paid Globe Maritime Limited approximately $489,000, including approximately $157,000 in commission payments, $278,000 in management fees and $54,000 in other expenses.

     The Company performs all of its operational functions through two subsidiary management companies: Roymar Ship Management, Inc. (“Roymar”) provides technical ship management (obtaining crews, coordinating maintenance and repairs, drydocking, etc.) and TBS Shipping Services provides commercial and operational management including arranging insurance, claims processing, general administrative services and port agent services. TBS Shipping Services maintains an office in Yonkers, New York that is leased from Joseph E. Royce, our Chairman and Chief Executive Officer. On January 5, 2009, TBS Shipping Services renegotiated its lease with Mr. Royce regarding this property. The new lease provides for monthly rent of $20,000, plus operating expenses including real estate taxes, with a one-year term and five renewal option periods of one year each. In January 2010, Mr. Royce and TBS Shipping Services agreed to renew the term of the lease agreement through December 31, 2010 at $20,000 per month. On December 1, 2010, TBS Shipping Services exercised its option to extend the lease through December 31, 2011, and the parties agreed to reduce the rent to $10,000 for the period December 1, 2010 through December 31, 2011. The aggregate amount of all payments due under the lease agreement on or after January 1, 2010, after giving effect to the December 2010 amendment, was $120,000, as well as $240,000 for each one-year renewal option period.

Policy on Transactions and Arrangements With Related Persons

     The Company has adopted a written policy for approval of transactions, arrangements and relationships between the Company and the Company’s directors, director nominees, executive officers, greater-than-five-percent shareholders, and their immediate family members where the amount involved exceeds $100,000. The policy also includes the approval of transactions and arrangements between the Company and entities owned or controlled by the Company’s executive officers and directors, including any affiliated service companies, regardless of the amount.

     The policy provides that the Compensation Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Compensation Committee takes into account, among other things, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third party under similar circumstances and the extent of the related person’s interest in the transaction.

     The Compensation Committee has considered and adopted standing pre-approvals under the policy for certain limited transactions with related persons that meet specific criteria. Information on transactions subject to pre-approval is provided to the Compensation Committee at its next regularly scheduled meeting. Pre-approved transactions are limited to:
  executive officers’ compensation that is subject to required proxy statement disclosure and Compensation Committee approval;

  director compensation that is subject to required proxy statement disclosure;

  employment and compensation relationships that are subject to Compensation Committee or other specified internal management approvals and that, in the case of executive officers, are subject to required proxy statement disclosure;

  certain transactions with other companies and certain charitable contributions that do not exceed the greater of $200,000 or 5% of the other company’s or non-profit organization’s total annual receipts;

  transactions where all shareholders receive proportional benefit; and

  transactions involving banking-related services.
OTHER MATTERS

     Management knows of no other matters that will be brought before the Meeting, but if such matters are properly presented, the proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K TO SHAREHOLDERS

     The Company’s Annual Report to Shareholders for the year ended December 31, 2010 accompanies this Proxy Statement. TBS will provide to any shareholder, upon written request and without charge, a copy of the Company’s most recent Annual Report on Form 10-K, including the financial statements, as filed with the SEC. All requests for such reports should be directed to Investor Relations, Capital Link, Inc., 230 Park Avenue, Suite 1536, New York, NY 10169, Tel: (212) 661-7566, E-mail: tbs@capitallink.com. The Company’s copying costs will be charged if copies of exhibits to the Annual Report on Form 10-K are requested.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL GENERAL MEETING OF SHAREHOLDERS

     In accordance with Rule 14a-8 of the Exchange Act, proposals of TBS’s shareholders intended to be presented for consideration at the 2012 Annual General Meeting of Shareholders must be received by the Company no later than the close of business on January 6, 2012, in order to be included in the proxy statement and form of proxy of the Company relating to that meeting. Such proposals should be sent to TBS International plc, c/o TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, NY 10710. To be included in the proxy statement, the proposal must comply with the requirements as to form and substance established by the SEC, and must be a proper subject for shareholder action under Irish law.

     In addition, the Company’s Articles of Association provide notice procedures for shareholders to propose persons for appointment to the Board directly at annual general meetings of shareholders. If a shareholder desires to propose a candidate for appointment to the Board of Directors at the 2012 Annual General Meeting of Shareholders, we must receive notice from the shareholder no later than May 10, 2012 or, if sooner, not less than five days prior to the date of the issuance of the notice of the 2012 Annual General Meeting of Shareholders. Proposals of candidates for appointment to the Board also must satisfy other requirements set forth in the Articles of Association. Please deliver any such proposal to TBS International plc, c/o TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, NY 10710, with a copy to our subsidiary at TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, NY 10710.

     Pursuant to the SEC’s rules under the Exchange Act, the Company may use discretionary authority to vote with respect to shareholder proposals presented in person at the 2012 Annual General Meeting of Shareholders if the shareholder making the proposal has not given notice to the Company by March 21, 2012.

By order of the Board of Directors,

/s/ J. E. Faries
J. E. FARIES, on behalf of Windcrest Management Limited
CORPORATE SECRETARY
APRIL [XX], 2011

TBS INTERNATIONAL PLC BLOCK A1 EASTPOINT BUSINESS PARK FAIRVIEW, DUBLIN 3, IRELAND
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to TBS International plc, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ALL VOTES MUST BE RECEIVED BY 11:59 P.M., EASTERN TIME ON JUNE 8, 2011.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M34198-P11946	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
TBS INTERNATIONAL PLC

The Board of Directors recommends a vote FOR each of the director nominees in Proposal 1, FOR Proposals 2, 4, 5, 6 and 7 and ONE YEAR for Proposal 3.

PROPOSAL 1.	Appointment of 6 directors to the Board of Directors (all nominated as directors to serve for the terms indicated in the Proxy Statement).

	Nominees:	For	Against	Abstain

	1a. Joseph E. Royce	☐	☐	☐

	1b. Gregg L. McNelis	☐	☐	☐

	1c. John P. Cahill	☐	☐	☐

	1d. Randee E. Day	☐	☐	☐

	1e. William P. Harrington	☐	☐	☐

	1f. Alexander Smigelski	☐	☐	☐

PROPOSAL 2.	Proposal to approve an advisory resolution on executive compensation.	☐	☐	☐

To nominate an alternate proxy, please select the box and add your appointed proxy in the blank space on the reverse side of this card.				☐

NOTE	Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

	1 Year	2 Years	3 Years	Abstain

PROPOSAL 3.	Proposal to approve an advisory vote on the frequency of future advisory votes on executive compensation. ☐	☐	☐	☐

		For	Against	Abstain

PROPOSAL 4.
Proposal to ratify the reappointment of PricewaterhouseCoopers LLP to serve as our independent auditors until the next Annual General Meeting and authorize the Board acting through the Audit Committee, to determine the independent auditors' remuneration.
		☐	☐	☐

PROPOSAL 5.	Proposal to authorize holding the 2012 Annual General Meeting at a location outside of Ireland.	☐	☐	☐

PROPOSAL 6.	Proposal to authorize TBS and its subsidiaries to make open-market purchases of TBS Class A ordinary shares.	☐	☐	☐

PROPOSAL 7.	Proposal to determine the price-range at which TBS can re-issue shares it acquires as treasury shares.	☐	☐	☐

Please mark, sign, date and return in the enclosed envelope. You can also instruct your proxy not to vote on a resolution by inserting an "X" in the box under "Abstain".

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to Be Held on June 9, 2011:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

M34199-P11946

TBS INTERNATIONAL PLC
ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 9, 2011

This proxy is solicited on behalf of the Board of Directors.

          The undersigned, being a Member of TBS International plc (the "Company"), hereby appoints JOSEPH E. ROYCE and GREGG L. MCNELIS, and each of them or, if you are nominating an alternate proxy in accordance with the instructions below, the individuals specified below, as proxies of the undersigned, each with full power to act without the other and with full power of substitution, to vote all of the Class A ordinary shares and Class B ordinary shares of the Company held in the name of the undersigned at the Annual General Meeting of Shareholders to be held at the law offices of Bleakley Platt & Schmidt, L.L.P., One North Lexington Avenue, White Plains, New York 10601, on Thursday, June 9, 2011, at 11:00 a.m., Eastern Time, and any adjournment or postponement thereof, with all the powers the undersigned would have if personally present, upon the matters set forth in the Notice of such meeting and as indicated in the following sentence.

THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS DULY EXECUTED AND RETURNED, BUT NO VOTING DIRECTIONS ARE GIVEN HEREIN, THEN THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE SIX NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1, "FOR" EACH OF PROPOSALS 2, 4, 5, 6 AND 7, "ONE YEAR" FOR PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE 2011 ANNUAL GENERAL MEETING OR, IF YOU ARE NOMINATING AN ALTERNATE PROXY, IN THE DISCRETION OF THE PROXY UPON ALL MATTERS.

Any shareholder entitled to attend and vote at the 2011 Annual General Meeting may appoint one or more proxies, who need not be a shareholder(s) of the Company. If you wish to appoint a person other than the designated officers of the Company, please mark the corresponding box on the reverse side and add your appointed proxy in the space below and also note that either you or your nominated proxy must attend the 2011 Annual General Meeting in person in order for your shares to be voted. A proxy is required to vote in accordance with any instructions given to him or her. Completion of a form of proxy will not preclude a member from attending and voting at the meeting in person.

Alternate Proxy Nominee(s):

(If nominating Alternate Proxy Nominee above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side)